Exhibit 10.3

CERTAIN COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

On April 25, 2005, the Compensation & Organization Committee of the Board of Directors approved the following annual base salaries for the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of United States Steel Corporation, such base salaries to become effective on May 1, 2005:

J. P. Surma	$925,000
D. D. Sandman	$555,000
J. H. Goodish	$575,000
G. R. Haggerty	$470,000
J. J. Connelly	$360,000

Each of the named executive officers listed above is also provided with the following perquisites: occasional personal use of corporate aircraft, corporate properties and sports and cultural tickets; club memberships; financial planning and tax preparation services; and a parking space.